                                                              EXHIBIT 99.(B)(12)

                                                                       DRAFT
                                                                       -----
                                                                    CONFIDENTIAL
                                                                    ------------

                                Project Big Mac

                          Review of MII's Proposal To

                      Acquire The Minority Interest Of JRM


                               SIMMONS & COMPANY
                                 INTERNATIONAL

                                   APRIL 1999

Transaction Premium Relative To Pre-Announcement Share Prices
--------------------------------------------------------------------------------

o Proposed transaction would provide a premium of approximately 25 percent relative to the last closing price of JRM prior to announcement.

o However, there has been a recent significant recovery in oil service values for which adjustments must be made.

o Adjusting the historical JRM prices for the recovery shows the proposed transaction represents a discount to JRM's shareholders.

                                                                            Prior To Announcement Date
                                                           -------------------------------------------------------------
                                                                                                                Three
                                                                                                   20 Day       Month
                                                           One Day      One Week     Four Weeks    Trading      Trading
                                                            Prior        Prior         Prior       Average      Average
                                                           --------     --------     --------      --------     --------
Date                                                        3/9/99       3/2/99       2/9/99

Historical JRM Share Price                                 $  24.38     $  21.06     $  24.56      $  23.55     $  24.26
Current MII Share Price1                                      26.56        26.56        26.56         26.56        26.56
Exchange Ratio                                                1.150x       1.150x       1.150x        1.150x       1.150x
                                                           --------     --------     --------      --------     --------
Implied JRM Transaction Value                              $  30.55     $  30.55     $  30.55      $  30.55     $  30.55
                                                           ========     ========     ========      ========     ========
Transaction Premium To Historical JRM Price                    25.3%        45.1%        24.4%         29.7%        25.9%
                                                           ========     ========     ========      ========     ========
Change From Before Announcement Through Current1
OSX                                                            30.9%        50.4%        39.4%         41.9%        38.0%
Offshore Construction Comparables2                             42.4         46.7         34.4          38.7         33.2
Oil Service Comparables3                                       35.5         57.2         38.1          45.7         40.9
                                                           --------     --------     --------      --------     --------
   Average                                                     36.3%        51.4%        37.3%         42.1%        37.4%
                                                           ========     ========     ========      ========     ========
Estimated JRM Price If No Transaction                      $  33.22     $  31.89     $  33.72      $  33.46     $  33.33
Transaction Premium/(Discount) To Estimated JRM Price          (8.0%)       (4.2%)       (9.4%)        (8.7%)       (8.3%)
                                                           ========     ========     ========      ========     ========

-----------------------
1 March 29, 1999.
2 Includes Bouygues, Cal Dive, Coflexip, Global, Gulf Island, Horizon,
  Oceaneering and Stolt-Comex.
3 Includes BJ Services, Cooper Cameron, National-Oilwell, Smith International and Tidewater.

Valuation Of JRM
--------------------------------------------------------------------------------

o Valuation of JRM was performed using the method as presented in Merrill Lynch's memorandum dated March 15, 1999 (the "Merrill Analysis").

o Valuation uses the multiples, EPS and CFPS as presented to Simmons, and ignores JRM's excess cash.

o As a result, the valuation as presented tends to significantly undervalue JRM's excess cash.

     For example:
                                                         Calculated
                                                         Value Of
                                       Multiple        $1.00 In Cash
                                       --------        -------------
         EPS                            10.5x           $  0.58
         CFPS                            6.0x              0.33

o The revised analysis applies multiples to adjusted EPS and CFPS (excluding interest income from excess cash) to calculate values per share, and adds back excess cash per share.

o Since analysts pay close attention to EBITDA multiples in their valuation analyses, a valuation of JRM has been performed with the addition of fiscal year 2000 and 2001 EBITDA multiples.

Valuation Of JRM - As Of Pre-Announcement Date (March 9, 1999)
--------------------------------------------------------------------------------

o  Using the multiples as presented:          Valuation As
                                               Presented        Revised
                                               ---------        -------
      Average Of High Implied JRM Values        $19.00          $25.95
      Average Of Low Implied JRM Values          16.15           24.11

      The revised analysis indicates the market is undervaluing JRM.

      Graph showing the high and low implied values as of March 9, 1999 (ranging from $20.42 to $28.82) of the Company's stock price implied by a range of EPS and CFPS multiples applied to projections for fiscal year 2000 and fiscal year 2001, and showing the implied value of the Initial Offer received from Parent ($26.45) and the Company's closing stock price ($24.38) on March 9, 1999 (one day prior to the announcement of the Offer).

--------------------
1 Valuation uses multiples, EPS and CFPS from page 13 of Merrill Analysis. 2 Defined as net income plus depreciation and amortization.

Comparable Company EBITDA Multiples
--------------------------------------------------------------------------------

o Multiples of calendar 1999 and 2000 EBITDA for the comparable group have been calculated for purposes of valuing JRM.

                                        Ratio Of Adjusted Market
                                           Value To EBITDA1
                                       --------------------------
                                       Calendar       Calendar
                                         1999            2000
                                       ---------      -----------
Aker Maritime                             5.4x           5.3x

Coflexip                                  4.3x           4.2x

Cooper Cameron                            9.3x           8.4x

Dril-Quip                                 8.9x           7.7x

DSND                                      5.1x           4.6x

Global Industries                         8.8x           6.8x

IHC Caland                                4.4x           4.0x

Oceaneering                               5.2x           N/A

Saipem                                    3.2x           3.3x

Stolt-Comex                               5.3x           4.8x
-------------------------------------------------------------------
   Mean                                   6.0x           5.4x
-------------------------------------------------------------------

---------------------------------
1 As of March 9, 1999.

Valuation Of JRM - As Of Pre-Announcement Date (March 9, 1999)
--------------------------------------------------------------------------------

o Using a method similar to the process of selecting EPS and CFPS multiples for the valuation presented to Simmons, conservative EBITDA multiples were chosen.

o The comparable company analysis shows JRM's stock price is undervalued in the market.


      Graph showing the high and low implied values as of March 9, 1999 (ranging from $20.42 to $28.82) of the Company's stock price implied by a range of EBITDA, EPS and CFPS multiples applied to projections for fiscal year 2000 and fiscal year 2001, and showing the Initial Offer received from Parent ($26.45) and the Company's closing stock price ($24.38) on March 9, 1999 (one day prior to the announcement of the offer)


--------------------
1 Defined as net income plus depreciation and amortization.

Adjusted Exchange Ratio Based On March 9, 1999 Share Prices
--------------------------------------------------------------------------------
(Amounts in dollars)



                                                          Low            High
                                                        --------       --------
Average JRM Price, As Presented1                        $  16.15       $  19.00

Revised Average JRM Price2                              $  24.11       $  25.95

Percent Change                                              49.3%          36.6%

Proposed Exchange Ratio                                           1.150x

--------------------------------------------------------------------------------
Exchange Ratio Implied By Revised Valuation Analysis      1.717x          1.571x
--------------------------------------------------------------------------------

-----------------------------------
1 Averages using page 13 of Merrill Analysis.
2 Uses Merrill's method, but adjusted to account for JRM's excess cash of $528.7 million.

Revised Break-up Valuation Of MII - At March 9, 1999
--------------------------------------------------------------------------------
(Dollars in millions, except per share amounts)

o The break-up valuation of MII, as presented, has been revised to reflect actual excess cash amounts.

                                             MII Ex-JRM Projected Year Ending March 31, 2000
                                       ---------------------------------------------------------
                                       B&W Power    Government    Hudson
                                          Co.          Ops       Products       E&C        Total
                                       ---------    ---------    ---------    ---------  ---------
EBITDA                                  $  97
Equity And Other Income                     5
                                        -----
   Adjusted EBITDA                         102      $   49       $   9         $   7     $  167
Valuation Multiple                         6.0x        5.0x        5.0x          4.0x       5.6x
                                           ---         ---         ---           ---        ---
   Enterprise Value                     $  612      $  245       $  45         $  28     $  930

Plus:  Excess Cash At December 31, 1998                                                     365
Less:  Debt                                                                                (353)
Product Liability1                                                                         (185)
AntiTrust Liability
PostRetirement Benefits Liability                                                           (24)
                                                                                           ----
   Net Equity Value                                                                         733

Shares Outstanding                                                                         60.2
Value Per Share                                                                          $12.18
Plus:  JRM Value2                                                                         12.31
                                                                                         ------
   Total MII Value Per Share                                                             $24.49
                                                                                         ======

------------------------------
1 From Merrill Analysis. Represents the present value of after-tax net cash flow payments related to asbestos (per management estimates).
2 At March 9, 1999. Value of 30.4 million shares of JRM at market owned by MII.

Preliminary Break-up Valuation Of MII
--------------------------------------------------------------------------------

o The calculated value of MII (after adjustment for actual excess cash amounts) more closely agrees with market values and other analyst values:

                                                                                     Break-up
                                                                       Actual        Premium
                                                          Break-up     Share         To
                                               Date        Value        Price        Market
                                               ----        -----        -----        ------
       Salomon Smith Barney                   11/10/98    $  31.58     $  29.00        8.9%
       Merrill Lynch
          Analysis As Presented                3/09/99    $  28.60        23.00       24.3%
          Adjusted For Excess Cash             3/09/99       24.49        23.00        6.5

o With a good analyst following, MII would be expected to trade near break-up value.

o If a significant differential existed on paper between break-up value and actual market value, taxes would need to be considered in executing a transaction to maximize value after taxes.

Adjusted Exchange Ratio Based On March 9, 1999 Share Prices
--------------------------------------------------------------------------------
(Amounts in dollars)


o The proposed exchange ratio of 1.150x has been adjusted to reflect the revised comparable company valuation of JRM and the revised break-up valuation of MII.


                                                         Low            High
                                                       --------        --------
Average JRM Price, As Presented                        $  16.15        $  19.00

Revised Average JRM Price                                 24.11           25.95

Percent Change                                            49.3%           36.6%

Breakup Valuation Of MII, As Presented                       $  28.60
Revised Break-up Valuation                                      24.49
Percent Change                                                  (14.4%)
Ratio Increase To Account For Lower MII Value                    16.8%
Total Change In Exchange Ratio To Account For
   Revisions                                              74.4%           59.5%
Proposed Exchange Ratio                                          1.150x

--------------------------------------------------------------------------------
Exchange Ratio Implied By Revised Valuation Analysis       2.0x            1.8x
--------------------------------------------------------------------------------

Preliminary Break-up Valuation Of MII - At March 29, 1999
--------------------------------------------------------------------------------
(Dollars in millions, except per share amounts)

o The break-up analysis has been updated to March 29, 1999. A revised value for MII's interest in JRM, reflecting the recent run-up in oil service values, has been included.

                                          MII Ex-JRM Projected Year Ending March 31, 2000
                                     ------------------------------------------------------
                                     B&W Power  Government   Hudson
                                         Co.       Ops      Products       E&C      Total
                                     --------   ---------   --------     ------    --------
EBITDA                                $ 97
Equity And Other Income                  5
                                       ---
   Adjusted EBITDA                     102      $ 49         $ 9            $ 7      $167
Valuation Multiple                     6.0x      5.0x        5.0x           4.0x      5.6x
                                       ---       ---         ---            ---       ---
   Enterprise Value                   $612      $245         $45            $28      $930

Plus:  Excess Cash                                                                    365
Less:  Debt                                                                          (353)
Product Liability1                                                                   (185)
AntiTrust Liability                                                                    --
PostRetirement Benefits Liability                                                    (24)
   Net Equity Value                                                                   733

Shares Outstanding                                                                   60.2
Value Per Share                                                                    $12.18
Plus:  JRM Value2                                                                   16.66
                -                                                                  ------
   Total MII Value Per Share                                                       $28.84
                                                                                   ======

------------------------------
1 From Merrill Analysis. Represents the present value of after-tax net cash flow payments related to asbestos (per management estimates).
2 At March 9, 1999. Value of 30.4 million shares of JRM at $33.00 estimated JRM price adjusted for industry recovery.

Analysis Of Proposed Exchange Ratio
--------------------------------------------------------------------------------

o After adjustment for the recent recovery in oil service stocks, the ratio of JRM share value to MII share value is almost identical to the proposed transaction ratio.

o Adjusting the proposed transaction ratio upwards by the increase in share price ratio caused by the oil service market recovery yields an exchange ratio of 1.241x.


Current (March 29, 1999) Break-up Valuation Of
   MII                                               $  28.84
Estimated JRM Price If No Transaction1                  33.00
   Implied Exchange Ratio With No Premium              1.144x
Proposed Exchange Ratio                                1.150x
Proposed Transaction Premium/(Discount)                  0.5%
                                                       =====
Share Price Ratio Pre-Announcement (March 9,
   1999)                                               1.060x
Increase In Ratio Due To Market Recovery                 7.9%
-------------------------------------------------------------
Exchange Ratio To Maintain Premium                     1.241x
-------------------------------------------------------------

------------------------------
1 Uses historical JRM closing prices adjusted to reflect recent recovery in the oil service industry (see page one).

Stock Price Target Estimates
--------------------------------------------------------------------------------

o A review of analysts' 12-month target stock prices for JRM and MII generates an average ratio of 1.004x.(1)

                                                        12-Month Price Target
                                                      -------------------------
             Analyst                      Date            JRM              MII          Ratio
------------------------------------     ------        --------        --------      ----------
Prudential Securities                    7/27/98       $  52.00
Salomon Smith Barney                     7/27/98          45.00        $  48.00         0.938x
DLJ                                      7/28/98          53.00           48.00         1.104x
DLJ                                      8/12/98          53.00           48.00         1.104x
Salomon Smith Barney                    10/30/98          42.00
Prudential Securities                   10/30/98          40.00
Lazard Freres                           11/03/98                          45.00
Salomon Smith Barney                    11/10/98                          45.00
Salomon Smith Barney                    12/21/98          42.00           42.00         1.000x
DLJ                                      1/19/99          38.00
Howard, Weil                             1/19/99          32.00
Lazard Freres                            1/28/99                          35.00
Prudential Securities                    2/03/99          30.00
Salomon Smith Barney                     2/04/99          32.00           32.00         1.000x
DLJ                                      2/04/99          40.00
Salomon Smith Barney                     3/10/99          32.00           32.00         1.000x
DLJ                                      3/16/99          37.00           42.00         0.881x
                                                                                        -----
   Average                                                                              1.004x
                                                                                        =====

Average Analysts' Ratio, As
   Presented2                                                                           0.800x
Offered Ratio                                                                           1.150x
Increase Due To Revised Analysis                                                         25.5%

------------------------------------------------------------------------------------------------
Revised Exchange Ratio                                                                  1.443x
------------------------------------------------------------------------------------------------

------------------------------
1Stock prices from analysts not providing estimates for both companies have been disregarded.
2Page 25 of Merrill Analysis.

Historical Ratio Of Share Prices
--------------------------------------------------------------------------------

     Graphic depicting the ratio of the Company's share price to that of Parent on a daily basis from January 1, 1996 to March 9, 1999, and the exchange ratio proposed in the Initial Offer by the Parent (1.150x) and various different exchange ratios (up to 1.300x): the share price ratio at close on March 9, 1999 was 1.050x, the average ratios for the 20-day trading, 3-month and six-month periods ended March 9, 1999 were 1.068x, 1.047x and 1.081x


-------------------------
1 Close on day prior to announcement.

Comparable Minority Squeeze Out Premium Analysis1
--------------------------------------------------------------------------------
(Dollar amounts in millions, except per share)


                                                                                                      Premium: Closing Valuation
                                                                                                            Relative To Historical
                                                                                                                 Share Prices
                                                                                                      ----------------------------
                                                                                                                           Four
                                                                    Date     Transaction   Percent    One-Day   One-Week   Weeks
             Acquiror                       Subsidiary            Announced     Value      Acquired    Prior     Prior     Prior
--------------------------------     --------------------------  ----------- ----------   ---------- -------- ---------- -----------
Ogden Corp.                          Ogden Projects, Inc.          6/06/94     $ 110.3      15.8%       5.8%     17.6%     20.5%
WMX Technologies                     Chemical Waste Management     7/28/94       397.4      21.4       10.6       8.9       1.1
GTE Corp.                            Contel Cellular, Inc.         9/08/94       254.3      10.0       43.7      37.8      36.0
Pacificorp                           Pacific Telecom              11/02/94       159.0      13.4       23.7      23.7      23.7
Fleet Financial Group                Fleet Mortgage Group         12/28/94       188.1      19.0       19.4      18.5      18.5
Club Mediterrenee SA                 Club Med Inc.                 4/05/95       153.4      33.0       41.4      39.9      44.6
COBE Laboratories SA (Gambro AB)     REN Corp-USA                  7/14/95       182.1      47.0       27.0      20.3      26.0
Novartis AG                          SyStemix Inc.                 5/27/96       107.6      26.8       25.6      23.1      25.3
Conseco, Inc.                        Bankers Life Holding          8/26/96       120.8      11.5       14.9      10.5      11.7
Zurich Versicherungs GmbH            Zurich Reinsurance Centre     1/13/97       319.0      34.0       17.1      18.5      11.6
Mafco Holdings Inc.                  Mafco Consolidated Group      1/21/97       116.8      15.0       23.5      23.5      27.6
Monsanto, Inc.                       Calgene Inc.                  1/28/97       242.6      43.7       62.0      60.0      60.0
Apartment Investment And Management
   Company                           NHP, Inc.                     2/20/97       114.5      44.9       28.3      25.2      16.9
Anthem, Inc.                         Acordia, Inc.                 6/02/97       193.2      33.2       12.7      11.5      26.0
Investor Group                       BET Holdings, Inc.            3/17/98       462.3      N/A        53.7      58.5      58.2
                                     International Specialty
ISP Holdings, Inc.                      Products                   3/30/98       324.5      16.2        4.3       1.7      14.5
Dow AgroSciences (Dow Chemical)      Mycogen Corp.                 4/30/98       355.2      N/A        41.8      40.0      52.4
Usinor SA                            J&L Specialty Steel, Inc.     9/23/98       115.0      46.5      100.0     112.5      37.8
--------------------------------------------------------------------------------------------------------------------------------
   Mean2                                                                        $209.1      26.7%      26.9%     30.3%     30.3%
   Median                                                                        185.1      24.1       23.6      23.6      26.0
--------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------------
   Proposed Transaction                                                     $446.6(3) 37.2%    25.3%3    45.1%3    24.4%3
   After Adjusting For Recent Oil Service Recovery                                             (8.0%)4   (4.2%)4   (9.4%)4
--------------------------------------------------------------------------------------------------------------------------------

Source:  Securities Data Corporation.
-----------------------------
1 Transactions in the $100 million to $1 billion range since January 1, 1994. 2 Excluding high and low.
3 Based on MII closing price on March 29, 1999 and proposed exchange ratio.
4 Historical JRM prices adjusted to reflect recent recovery in oil service sector.

Comments on Relative Value Of JRM And MII
--------------------------------------------------------------------------------

o The foregoing revised valuation analyses indicate JRM and MII are both slightly undervalued in the market today.

o Although some analysts have speculated that MII may acquire the outstanding shares of JRM, there is no evidence, prior to March 9, 1999, of arbitrage activity causing JRM's market price to rise and MII's to fall.

o MII's management publicly announced in January 1999, at the time of the third quarter analyst and investor conference call, that any further equity restructuring would be incremental and would take place over a more extended period than originally anticipated. This comment was reported by analysts.

o If any arbitrage activity has been taking place, it is unlikely to have depressed MII materially due to the relatively high liquidity of MII.

Analysis Of Asset Values Tax Issue
--------------------------------------------------------------------------------

o The IRS is disputing the values at which vessels were transferred from MII to JRM in 1995 at the time of the OPI merger.

o The IRS will propose insurance values should have been used rather than appraised values.

o If the IRS prevails, MII would be taxed on the additional $280.5 million in value attributable to the transferred assets and JRM would benefit from over $89 million in increased tax basis.

o Since the market is unaware of this potential value adjustment, the exchange ratio would require modification should the IRS prevail.

                              Tax (Payable)/Benefit
                              ---------------------

                                              Per Share
                            Total Amount1      Amount
                             (Millions)
                            ------------     ----------
         MII                 $ (98.2)        $  (1.63)
         JRM                    34.2(2)          0.87

              ----------------------------------------------------
              Implied Increase in Exchange Ratio3        + 0.132x
              ----------------------------------------------------


     ------------------------------
     1 Assumes 35 percent tax rate.
     2 Undiscounted value. Reflects assets transferred to Delaware entity only. 3 Calculated using closing stock prices on March 9, 1999.

Amount By Which JRM Cash Has Been Undervalued
--------------------------------------------------------------------------------

o The proposed transaction undervalues JRM cash by approximately $5.50 to $6.50 per share.

o An alternative transaction could involve retention of the "undervalued" cash per share by JRM's shareholders.

                                                                     Actual
                        Multiples As         Excess Cash Implied     Excess         Amount By Which Cash
                          Presented              Value/Share        Cash/Share      Has Been Undervalued
                      ------------------     -------------------    ----------    -----------------------
Fiscal 2000
-----------
EPS                   13.0x       17.0x      $  9.62      $12.58      $13.46      $  3.84    $  0.88
CFPS                   6.5x        7.5x         4.81        5.55       13.46         8.65       7.91

Fiscal 2001
-----------
EPS                   10.5x       11.5x         7.77        8.51       13.46         5.69       4.95
CFPS                   6.0x        7.5x         4.44        5.55       13.46         9.02       7.91

                                                                   Average        $  6.80    $  5.41
                                                                                  =======    =======

                   ----------------------------------------------------
                   Alternative Transaction:           1.150  MII Shares
                                                   + $ 6.00  In Cash
                   ----------------------------------------------------

Analysis Of Alternative Structures
--------------------------------------------------------------------------------
(Dollar amounts in millions)

                                                                  Exchange Ratio
                                      ----------------------------------------------------------------------
                                        1.150x      1.175x      1.200x      1.250x      1.300x      1.350x
                                      ----------- ---------   ---------   ---------   ---------   ---------
Per Share Value
---------------
Stock Value                           $   30.55   $   30.55   $   30.55   $   30.55   $   30.55   $   30.55
Added Cash                                   --        0.66        1.33        2.66        3.98        5.31
                                      ----------- ---------   ---------   ---------   ---------   ---------
   Total                              $   30.55   $   31.21   $   31.88   $   33.20   $   34.53   $   35.86
                                      =========   =========   =========   =========   =========   =========
Combined Residual Pro Forma Cash       $1,049.0    $1,039.3    $1,029.6    $1,010.2   $   990.8   $   971.3

Premium Analysis
----------------
Premium To JRM Price Adjusted For
   Industry Recovery:  $33.00              (7.4%)      (5.4%)      (3.4%)       0.6%        4.6%        8.7%
                                           ======      ======      ======       ====        ====        ====

Conclusions
--------------------------------------------------------------------------------

                                       19